Exhibit 99.1

ViralClear Partners with Catalent on Potential Treatment for COVID-19

Westport, CT, June 22, 2020 — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig” or the “Company”) and its subsidiary, ViralClear Pharmaceuticals, Inc., today announced that it has signed an agreement with Catalent, the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products, to work on the development of a potential treatment for adults with advanced Coronavirus Disease 2019 (COVID-19).

Under the terms of the agreement, Catalent will be developing two oral dosage forms of ViralClear’s broad-spectrum anti-viral agent, merimepodib: a solution and a solid oral dosage form.

ViralClear is undertaking research to investigate the potential of Merimepodib to fight the SARS-CoV-2 virus, either as a standalone treatment, or in combination with other anti-viral agents or immune modulators.

“We are pleased to be working with Catalent that has already manufactured clinical trial materials of our merimepodib oral solution for the current Phase 2 clinical trial and is performing further product development on liquid-filled oral formulations,” commented Steve King, Chief Operating Officer of ViralClear. He continued, “ViralClear is committed to using US-based contract development and manufacturing organizations for the development and commercialization of merimepodib.”

Catalent will work on the program at its St. Petersburg, Florida, facility, manufacturing oral solution for clinical studies, as well as undertaking feasibility studies on other liquid-filled oral formulations. Catalent’s 453,000-square foot facility at St. Petersburg is its primary softgel development and manufacturing facility in the U.S., with a capacity of 18 billion capsules per year.

“Finding treatments for the pandemic we are faced with is a global priority, and, as a world leader in softgel development and manufacturing, Catalent is ideally suited to work on this program with ViralClear,” commented Dr. Aris Gennadios, President, Softgel & Oral Technologies. “Our expertise and more than 85 years of experience in lipid-based formulation will facilitate rapid clinical manufacturing and provide drug product that can be tested against the threat the virus poses as soon as possible.”

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About ViralClear Pharmaceuticals, Inc. and Merimepodib (MMPD)
BioSig Technologies, Inc.’s (Nasdaq: BSGM) subsidiary, ViralClear Pharmaceuticals, Inc., is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed. A manuscript titled, “The IMPDH inhibitor merimepodib provided in combination with the adenosine analogue remdesivir reduces SARS-CoV-2 replication to undetectable levels in vitro”, was submitted to an online peer-reviewed life sciences journal. This manuscript is authored by Natalya Bukreyeva, Rachel A. Sattler, Emily K. Mantlo, John T. Manning, Cheng Huang and Slobodan Paessler of the UTMB Galveston National Laboratory and Dr. Jerome Zeldis of ViralClear Pharmaceuticals, Inc. (“ViralClear”) as a corresponding author. This article highlights pre-clinical data generated under contract with Galveston National Laboratory at The University of Texas Medical Branch.

About Catalent

Catalent is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable global clinical and commercial product supply. Catalent employs over 13,500 people, including over 2,400 scientists and technicians, at more than 40 facilities, and in fiscal year 2019 generated over $2.5 billion in annual revenue. Catalent is headquartered in Somerset, New Jersey. For more information, visit http://www.catalent.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133